Exhibit 10.5



DATED January 26                                                            1996
- --------------------------------------------------------------------------------




                        (1) UNITED BISCUITS (UK) LIMITED


                                     - and -


                         (2) SHAFFER, CLARKE & CO., INC.



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                             DISTRIBUTION AGREEMENT

                         -------------------------------



                          United Biscuits (UK) Limited
                                Legal Department
                                   Church Road
                                  West Drayton
                                    MIDDLESEX
                                     UB7 7PR



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THIS AGREEMENT is made the 26th day of January 1996

BETWEEN:

(1) UNITED BISCUITS (UK) LIMITED a company registered in England under number 2506007 and whose registered office is at Church Road, West Drayton, Middlesex, UB7 7PR (the "Supplier"); and

(2) SHAFFER, CLARKE & CO., INC. a company incorporated under the laws of Delaware, USA whose principal place of business is at 677 Larch Avenue, Elmhurst, Illinois, USA (the "Distributor").

WHEREAS:

Pursuant to the Stock Purchase Agreement dated November 5, 1995, as amended on January 26, 1996 (the "Purchase Agreement"), between INFLO Holdings Corporation ("INFLO") and UB Investments (Netherlands) B.V., a wholly owned subsidiary of INFLO will acquire all of the outstanding shares of Common Stock of UB Investments US Inc. ("UBIUS"), of which the Distributor is a wholly owned subsidiary; and

The parties hereto wish to record the terms on which the Distributor is to be appointed as the exclusive distributor of the Supplier for the Products in the Territory; and

The profit received by the Distributor from sales of certain of the Supplier's products represents a significant portion of the profits of UBIUS; and

Section 5.1(k) of the Purchase Agreement provides for the execution of this Agreement as a condition to the Closing; and

The Distributor desires to have the right to continue in perpetuity distributing certain of the Supplier's products.

IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

In this Agreement (unless the context otherwise requires) the following words and expressions shall have the following meanings:

1.1 "Aggregate Manufacturing Profit" means, with respect to any two-year determination period described in Section 4.5, the aggregate of (a) Supplier Sales during such period, multiplied by the Margin Rate, plus
         (b) all royalties received by the Supplier pursuant to the License Agreement for Line Extension Products during such period.

1.2 "Baseline Manufacturing Profit" means $3,000,000 (such amount representing the Margin Rate multiplied by the Supplier Sales during the 1995 calendar year),


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         multiplied at the end of any two-year determination period pursuant to
         Section 4.5 by the applicable Inflation Rate since January 1, 1996.

1.3 "Commercially Reasonable Efforts" means commercially reasonable efforts to promote and sell the Products within the Territory pursuant to this Agreement, in light of all then existing market, economic, supply, competitive and other conditions.

1.4 "Inflation Rate" means, with respect to any two-year determination period, the percentage change in the cracker price index published by Milling and Baking News, or if that index is unavailable, the closest possible substitute therefor, for the period from January 1, 1996 through the end of that period.

1.5 "License Agreement" means the trademark license agreement entered into by the parties hereto and of even date herewith.

1.6 "Line Extension Products" means biscuits, crackers and other baked snacks (other than those which are distributed under this Agreement) which are marketed under the Trade Marks pursuant to the License Agreement, and which are similar to, variations of or competing with, any product then manufactured by the Supplier.

1.7 "Margin Rate" means 27.8% (such amount representing $3,000,000 divided by the actual Supplier Sales during the 1995 calendar year).

1.8      "New Product" shall have the meaning set forth in Section 9 below.

1.9 "Period" means in any Year, one of the 13 Periods in the Supplier's marketing calendar provided by the Supplier to the Distributor;

1.10 "Products" means the products listed in Schedule 1 hereto and any New Product agreed to be distributed pursuant to Section 9 below.

1.11 "Shortfall" means, with respect to any two-year determination period described in Section 4.5, the amount, if any, resulting from (a) the percentage of the Baseline Manufacturing Profit set forth in Section
         4.5 with respect to such period minus (b) the Aggregate Manufacturing Profit applicable to such period.

1.12 "Supplier Sales" during a period means the sales of Products manufactured by the Supplier and sold to the Distributor during such period, measured in U.S. Dollars on an FOB (Port of Embarkation) basis.

1.13 "Territory" means the United States of America, including its territories, possessions, commonwealths and trusteeships, including Puerto Rico, and such other territories as subsequently agreed by the Supplier in writing.

1.14 "Trade Marks" means the trade marks owned by the Supplier or by the Supplier's licensor and used by the Supplier on and in connection with the Products and listed in Schedule 2 hereto;


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1.15     "Year" means calendar year;

1.16 References to sections, clauses or schedules in this Agreement shall be to clauses and schedules of this Agreement and the schedules shall be deemed to be a part of this Agreement.

1.17 References to any provision of a statute or regulation shall be construed as a reference to that provision as amended, re-enacted or extended at the relevant time; and

1.18 Clause headings in this Agreement are for ease of reference only and should not be taken into account in construing this Agreement.

2.       APPOINTMENT

2.1 The Supplier hereby appoints the Distributor as its exclusive distributor of the Products in the Territory in perpetuity and the Distributor accepts such appointment upon the terms and subject to the conditions of this Agreement.

3.       DURATION OF AGREEMENT

         This Agreement shall come into force on the date hereof and shall continue in perpetuity thereafter, unless terminated by the Distributor pursuant to Section 25 below.

4.       DISTRIBUTOR'S ROLE

4.1 The relationship between the Supplier and the Distributor is that of seller and purchaser. The Distributor is not, and shall not hold itself out as, the agent of the Supplier, nor as having any power to contract on behalf of the Supplier and shall not act in any manner that will expose the Supplier to any liability, or pledge or purport to pledge the Supplier's credit.

4.2      The Distributor shall:

         4.2.1 promptly supply from time to time, at the request of the Supplier, such documentary information relating to the distribution of the Products in the Territory as the Supplier may reasonably require;

         4.2.2 in relation to the Products, use only the Trade Marks and not alter, modify, obliterate, obscure, remove, conceal or otherwise interfere with such Trade Marks or indications of the sources of origin of the Products or any other markings which may be placed on the Products when delivered to the Distributor;

         4.2.3 endeavor to notify the Supplier in writing of the requirements of the law of the Territory on an ongoing basis with regard to the specifications, recipes, ingredients, labelling and packaging for the Products, it being understood


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                 that any failure or alleged failure of the Distributor to so notify the Supplier shall not deprive the Distributor of any rights to which it is entitled under this Agreement or otherwise;

         4.2.4 keep separate accounts and records containing full and complete details of all enquiries or transactions received and conducted in relation to the supply and sale of the Products to, and by, the Supplier;

         4.2.5 subject to Section 8.3 below, obtain the Products for resale only from the Supplier; and

         4.2.6 not be permitted to export the Products from the Territory for any purpose whatsoever, or knowingly to supply the Products to a party who exports the Products, without the prior written agreement of the Supplier.

         4.2.7 The Distributor shall use its Commercially Reasonable Efforts; provided, however, that the Supplier's remedies for the Distributor's failure to comply with this Section 4.2.7 shall only be as outlined in Sections 4.3, 4.4 and 4.5.

4.3 If the Supplier has a good faith belief that the Distributor is not using Commercially Reasonable Efforts, the Supplier shall give the Distributor written notice specifying in reasonable detail the respects in which the Supplier believes the Distributor's efforts are deficient.

4.4 Upon receipt of any deficiency notice pursuant to Section 4.3, the Distributor will promptly and in good faith investigate each specified alleged deficiency. If the Distributor disputes that a specified deficiency exists, the Distributor will give the Supplier written notice of such dispute promptly after the Distributor's investigation is completed. The Distributor will make a good faith, reasonable effort promptly to cure each undisputed specified deficiency and will give the Supplier written notice promptly after such deficiency has been cured.

4.5 Promptly after December 31, 1997 and after every second year thereafter, if (i) the Supplier's Aggregate Manufacturing Profit on the aggregate of all Products ordered pursuant to this Agreement for such two-year determination period does not equal or exceed 170% of the Baseline Manufacturing Profit for the period ending December 31, 1997 or 200% of the Baseline Manufacturing Profit for each subsequent two-year determination period; and (ii) the Supplier has complied with
         Section 4.3 but continues to have a good faith belief that the Distributor is not using Commercially Reasonable Efforts under this Agreement, the Supplier shall have the right to give the Distributor a written demand for arbitration, which shall be the Supplier's sole remedy for the condition set forth in (i) and (ii) above and shall be conducted as provided below:

         4.5.1 The issues submitted for arbitration will be limited to whether or not the Distributor used Commercially Reasonable Efforts during the relevant two-year determination period.


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         4.5.2   The Arbitration will be heard by a single arbitrator selected by mutual agreement of the parties. If within 30 days after the demand for arbitration, the parties have not agreed upon an arbitrator, the arbitrator shall be appointed in accordance with the Rules of the American Arbitration Association then in effect.

         4.5.3 Each such arbitration will be held in the City of New York, New York under the Rules of the American Arbitration Association then in effect.

         4.5.4 If the arbitrator finds that the Distributor did not use Commercially Reasonable Efforts during the relevant two-year determination period, the arbitrator shall order the Distributor to pay to the Supplier an amount equal to the Shortfall.

         4.5.5 The award of the arbitrator shall be final and binding upon both parties, and shall be enforceable in any court of competent jurisdiction, which shall be the Supplier's sole remedy with respect to the subject matter of the arbitration; except that the Supplier may, in addition, thereafter seek specific enforcement of the Distributor's obligations under
                 Section 4.2.7.

         4.5.6 If in each of three consecutive two-year determination periods there is an arbitral finding that the Distributor has not used Commercially Reasonable Efforts during each relevant two-year determination period, the Supplier will have the right, subject to Section 4.6, to license any products which are not then being sold pursuant to the License Agreement on a non-exclusive basis, provided that no rights of the Distributor to any Product governed by the License Agreement pursuant to Section
                 8.3 hereof shall ever become non- exclusive.

4.6 The Distributor will have the right to disapprove the following products if they do not meet the standard set forth in Section 2(b) of the License Agreement (it being understood that the term "Licensor" therein shall apply to the Supplier and the term "Licensee" therein shall apply to the Distributor): (i) all products which are not Products under the License Agreement, (which Products are cookies, biscuits, crackers, and other baked snacks), which the Supplier proposes to sell or license under the Trade Marks; and (ii) all products which are sold under the Licensed Trademarks pursuant to the License Agreement at any time after the Distributor's rights thereunder become non-exclusive pursuant to Section 4.5.6 hereof. The Supplier will not sell in the Territory any product which the Distributor disapproves in accordance with this Section 4.6.

4.7 Nothing in this Agreement shall prevent the Distributor from selling in the Territory any products other than the Products under trademarks other than the Trade Marks.


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5.       SUPPLIER'S ROLE

5.1 The Supplier undertakes not to sell the Products or any products made with substantially similar formulations or processing methods (whether or not utilizing the Trade Marks) or any products which compete directly with any Products (whether or not utilizing the Trade Marks) (collectively, "Competing Products") in the Territory other than to the Distributor. The Supplier also undertakes not to sell the Products or any Competing Products to any person whom the Supplier knows or has good reason to believe would ship the Products or Competing Products into the Territory. Upon receipt by the Supplier of written notice from the Distributor stating the Distributor's good faith belief that a person identified in such notice is selling Products or Competing Products in or into the Territory, the Supplier will take reasonable steps to investigate such claim and to preclude any such sale. It is agreed between the Distributor and the Supplier that this Section 5.1 shall not be violated by the Supplier's acquiring a business which at the time it is acquired manufactures Competing Products and sells them in the Territory and permitting such business to continue to manufacture such products (but no other Competing Products) and sell them in the Territory.

5.2 Nothing in this Agreement shall prevent the Supplier from making such changes in the appearance, design, production or packaging thereof as the Supplier shall decide, subject to the reasonable approval of the Distributor.

5.3 The Supplier shall obtain any manufacturing licenses which are required to sell Products in the Territory and comply with all United States food and drug regulations so long as such compliance does not require an unreasonable change in the Supplier's specifications, recipes, ingredients, labelling or packaging. If pursuant to the foregoing the Supplier elects not to make any change necessary to achieve such compliance, then the Distributor will automatically be licensed under the License Agreement (without need for the Supplier's approval or consent) to manufacture substitute Products which do achieve such compliance.

5.4 The Supplier may at any time cease supplying the Distributor any Product because the Supplier totally discontinues manufacturing that Product, except that the Supplier may not cease supplying the Distributor Products which are table water and related products prior to the tenth anniversary of the date of this Agreement. If the Supplier ceases supplying a Product as permitted by the previous sentence, at least 12 months before doing so, the Supplier will consult with the Distributor about a means of providing the Distributor an alternate economic source of that Product and at the request of the Distributor will use its best efforts to ensure that such alternate source is available to the Distributor.

6.       PROMOTION AND ADVERTISING

6.1 The Distributor will not advertise the Products in any manner without the prior written approval of the Supplier and shall submit all proposed advertising and promotional material to the Supplier for this purpose.


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6.2      The Distributor shall present to the Supplier on or before 1 June in each Year a marketing plan for the immediately succeeding Year which plan shall set out an overall marketing strategy for each of the Products including where appropriate the promotional strategy, product development recommendations, market research plans, analysis of competitive activity and historical analysis of product sales and distribution along with a detailed breakdown of proposed promotional spending by category/sector and to co-operate with the Supplier in developing and modifying such a plan in a mutually acceptable way. By 30 July of each year the Supplier will notify the Distributor in writing of the Supplier's review of such marketing plan and recommend modifications thereto, it being expressly understood that such recommendation shall not be binding upon the Distributor.

6.3 The Supplier may give financial assistance to the Distributor to advertise certain of the Products as selected by the Supplier, to the extent considered suitable by the Supplier. The Distributor will only use this financial assistance as agreed by the Supplier.

6.4 The Supplier shall advise the Distributor on the marketing strategy for the Products and the Distributor shall consider this advice when preparing proposed advertising material for approval by the Supplier in accordance with Section 6.1.

6.5 The Distributor will supply the Supplier with such information with regard to the marketing and sale of the Products in the Territory and of competitive products, as the Supplier may reasonably require.

7.       DEMAND FORECASTING AND REPORTING

7.1 The Distributor shall provide the Supplier with its best estimate of the volume of orders, product by product, likely to be placed with the Supplier both:

         7.1.1   weekly on a rolling 12 weekly forecast basis; and

         7.1.2 each Period on a rolling 13 Period forecast basis provided that such estimates shall not be binding on either party.

7.2 The Distributor shall provide the Supplier, every Period, within 15 days of the expiration of the Period, with an analysis of the Distributor's stock and sales position in relation to the Products, together with and an indication of business trends for the immediate future in a form to be agreed between the Supplier and Distributor.

7.3 The Distributor shall provide to the Supplier before the end of the first Period in any Year, full details of its trading terms with customers, including supply prices, and such other information as the Supplier may reasonably request.

7.4 For the avoidance of doubt, all financial or marketing data provided by the Distributor to the Supplier, other than under Clause 7.1.1 above, shall be provided on a 13 Period basis.


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8.       ORDERS AND DELIVERY

8.1 The Distributor shall give firm orders in writing for the Products 21 days in advance of expected despatch from factory gates.

8.2      The Supplier shall:

         8.2.1 endeavor to despatch such orders as near to the expected despatch date as possible;

         8.2.2 advise the Distributor as soon as practicable where an order is to be despatched sooner than the expected despatch date or more then 14 days thereafter; and

         8.2.3 use its commercially reasonable efforts to supply sufficient quantities of the Products to meet the orders of the Distributor made in accordance with this clause and consistent with the Distributor's historical requirements;

         but the Supplier shall be under no liability whatsoever for any loss or damage arising directly or indirectly from delay in delivery resulting from any cause beyond the reasonable control of the Supplier, provided that the Supplier maintain insurance coverage pursuant to Section 15.

8.3 If the Supplier is unable to supply the Products within 90 days of accepting the Distributor's order, the Distributor shall have the right to arrange for the supply of alternate Products under the License Agreement until the Supplier is able to resume proper performance of its obligations hereunder. If the Distributor uses a co-packer or similar alternate source of supply, then notwithstanding the foregoing, the Distributor will have the right to use such alternate source for at least twelve months. If the Supplier is not able to resume proper performance of its obligations hereunder, at the end of such twelve-month period, the Distributor will continue to have the exclusive right to arrange for alternate supply under the License Agreement in perpetuity.

8.4 The Supplier shall deliver or arrange for delivery to the Distributor each consignment of the Products at United States ports with the cost of overseas shipping and insurance to be borne by the Distributor.

8.5 Title and risk of loss in each consignment of the Products shall not pass to the Distributor before unloading of the Products at the United States port.

8.6 The Supplier's standard conditions of sale as supplied by the Supplier to the Distributor from time to time shall apply to all sales of the Products to the Distributor


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

         pursuant to this Agreement except in so far as the same are unreasonable or inconsistent with either the terms of this Agreement or the past practice between the parties.

9.       EXTENSION OF PRODUCT RANGE

9.1 In the event that the Distributor wishes to sell under the Trade Marks within the Territory any cookie, biscuit, cracker or other baked snack (in addition to the Products) (in this clause a "New Product"), it shall notify the Supplier of such fact and give the Supplier a period of 30 days in which to make a proposal to manufacture such New Product under the Distribution Agreement. If the Supplier does not make a proposal acceptable to the Distributor, the Distributor may cause the manufacture, marketing and sale of such New Product under the terms of the License Agreement.

10.      DEFECTS AND SAMPLING

10.1 In the case of defects in the Products, the Distributor shall notify the Supplier of such defects as soon as practically possible after the date of delivery of the Products, but in any event within twenty-eight days after the date of delivery or in the case of latent defects as soon as practicable after discovery thereof. Promptly after receipt of such notice, the Supplier shall replace defective Products, credit the account of the Distributor for defective Products, or refund any monies paid by the Distributor for defective Products, at the option of the Distributor.

10.2 The Distributor shall not, without the Supplier's consent, sell or otherwise dispose of any Products which are damaged or defective, whether in respect of contents or packaging and shall comply with the Supplier's instructions as to the disposal of such Products.

10.3 The Supplier shall submit to the Distributor for its inspection, samples of the Products and associated packaging, advertising and promotional material as may be reasonably requested by the Distributor on 30 days' written notice.

11.      HANDLING AND STORAGE

11.1 The Distributor shall use commercially reasonable efforts to ensure that proper handling, storage, control and inspection is made of the Products while the Products are in its possession and shall use its commercially reasonable efforts to procure the same when the Products are passed on to other distributors or sales outlets, until the Products are purchased by the consumer.

12.      FINANCIAL TERMS

12.1 The initial prices of the Products shall be those set out in Schedule 3 hereto. The selling prices shall be established on a variable manufacturing cost plus same percentage margin thereon as the Supplier has used to determine transfer prices for the Products in the 1995 and 1996 calendar years. The selling prices shall be valid


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         for a one-year period from January to January, provided that if an extraordinary change occurs in variable costs which renders it commercially impracticable for the Supplier to perform its obligations under this Agreement, then the Supplier will have the right to make an interim price increase (and the obligation to eliminate such price increase upon the termination or reversal of such extraordinary change) at any time, subject to the notice requirement set forth in this Section. The Supplier shall send a written notice of any price increase at least three months before it is to become effective. Any price increase will not apply to Products ordered prior to the effective date of such price increase. If variable costs other than those for raw materials increase at a rate greater than 4% per year, price increases shall be computed to reflect a rate of increase of only 4%.

12.2 All payments hereunder will be made by telegraphic transfer as arranged with the Supplier in United States dollars.

12.3 Payment for the Products shall be made by the Distributor in full and without deduction, set-off or counterclaim notwithstanding that the Distributor may have a claim against the Supplier.

12.4 The full price for the Products will be payable by the Distributor no later than 45 days from the date of receipt of the Products or of the invoice, whichever is later. If the Distributor fails to make any payments within 60 days after they are due (i.e., 60 days after the end of the 45 day period), applying all payments to the oldest outstanding undisputed invoices, the Supplier may, on at least 7 days' prior notice to the Distributor, suspend shipments of Products to the Distributor until there are no outstanding undisputed sums which were not paid within 60 days after they were due.

12.5 The Distributor shall not be entitled to pledge or in any way charge by way of security for any indebtedness any of the Products which remain the property of the Supplier.

12.6 Any duties, taxes or other charges levied upon or as a result of the import of the Products into the Territory, shall be for the sole account of the Distributor who is and shall accept responsibility as the importer of the Products into the Territory.

13.      INDEMNITY

13.1 The Supplier agrees to indemnify, defend and hold harmless the Distributor and its affiliates, subsidiaries, parent companies, related companies, officers, directors, employees, agents or representatives against any and all claims, losses, damages, expenses, obligations, penalties, demands, suits, procedures, assessments, judgments, costs and liabilities (including costs of collection, investigation, reasonable attorney's fees and other costs of defenses) incurred by them, arising out of or resulting from (i) any claim relating to defective quality of the Products at the time title to such Products passes to the Distributor or the failure of the Supplier to meet any requirements of law which exist at the date of this Distribution Agreement (or changes in such requirements of which the Supplier is notified by the Distributor pursuant to Section 4.2.3 ("Notified Legal Changes")) in the Territory in respect of them, including but


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         not limited to, ingredients, recipes, packaging and labelling, trademarks, copyrights and patents, (ii) any claim of statutory or common law trademark infringement or dilution relating to the use by the Distributor of the Trademarks or any other intellectual property pursuant to this Distribution Agreement, and (ii) any breach of any representation, warranty, covenant or agreement made by the Supplier herein.

13.2 The Supplier warrants that the Products will at the time of unloading at the United States port be substantially of the nature, substance and quality described in the Supplier's literature from time to time relating to the Products and will comply with all applicable statutory requirements in the Territory in respect of ingredients, recipes, packaging and labelling which exist as of the date of this Distribution Agreement or which are Notified Legal Changes.

13.3 The Distributor shall if so requested under the written instructions and at the expense of the Supplier, take up, defend, discuss and settle any such claim by a third party as referred to in clause 13.1, in the name of the Distributor or in the joint names of the Distributor and the Supplier and shall give the Supplier all information and assistance in its power.

14.      TRADE MARKS AND COPYRIGHT

14.1 The Supplier hereby grants to the Distributor the right to use the Trade Marks on the Products.

14.2 In all advertisements, sales and promotional literature in which any of the Trade Marks appear, the Distributor must identify such Trade Marks as trade marks owned by the Supplier by placing the symbol (R) after the mark keyed to the statement "(R) Registered Trade Mark of United Biscuits". In no instance shall the Distributor use any Trade Mark in any manner which tends to indicate or imply that such Trade Mark is not solely and exclusively the property of the Supplier.

14.3 The Distributor agrees that it will sell the Products only under the Trade Marks and that the Distributor will use the Trade Marks only on the Products (including products which become Products pursuant to Section 9) and products subject to the License Agreement.

14.4 In all advertisements, sales and promotional literature or other printed matter in which any Trade Mark appears the Distributor must identify itself by its full name and address.

14.5 The Distributor agrees to notify the Supplier in writing of any infringements, counterfeits, or passing off affecting the Trade Marks or any patent, name, design, copyright or other intellectual property, immediately after gaining knowledge thereof, and to cooperate fully in any reasonable action thereon which the Supplier may consider appropriate.


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14.6     In the event that the Supplier decides to take no action the
         Distributor shall, however, be entitled at the Distributors expense to take any action thereon but shall keep the Supplier informed of such action and shall not compromise or settle such action without affording the Supplier the opportunity of continuing such action at the Supplier's expense.

14.7 The Distributor shall not be entitled to grant any licenses in respect of the Trade Marks except in the case when the Supplier is unable to fill orders for 90 days as described in Section 8.3.

15.      INSURANCE

15.1 The Supplier shall obtain or cause to be obtained for it and the Distributor, and the Supplier shall maintain at its sole cost and expense, product liability insurance from an insurer or insurers, or by means of self-insurance, in conformity with industry standards and at the request of the Distributor, business interruption insurance covering the Distributor's loss if such business interruption insurance is available and so long as the Distributor reimburses the Supplier for the incremental cost of covering the Distributor's (as opposed to the Supplier's) loss. The Supplier will furnish the Distributor with a copy of each such insurance policy issued by an insurer and a certificate evidencing that the Distributor is covered thereby and that such insurance coverage cannot be changed or discontinued unless the Distributor has been given 30 days written notice by the insurer.

16.      BREACH

16.1 If there is a breach by either party to this Agreement, the sole remedy of the aggrieved party will be to seek damages or specific performance, and in no event may such party terminate this Agreement as a result thereof.

16.2 It is expressly understood by the parties that if the Distributor breaches any of its obligations under the License Agreement with respect to the Products subject to this Agreement, the Supplier's sole remedy will be to seek damages or specific performance, and in no event may the Supplier terminate the Distributor's rights with respect to such Products.

17.      CHANGE OF NAME OF DISTRIBUTOR

17.1 The Distributor shall, so long as the License Agreement is exclusive, have the right to use the name "Carr's", together with the word "Distributor" or a similar word, as its corporate name or in any wholly owned subsidiary or business unit or division engaged in distribution hereunder.

18.      CONFIDENTIALITY

18.1 Each party agrees that it shall not and will use its commercially reasonable efforts to provide that each of its officers and employees shall not divulge or communicate to


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

         any person any of the other party's confidential information, know-how or trade secrets other than to its own employees or agents whom it is essential should know the same in order for it to fulfil its obligations under this Agreement.

19.      FORCE MAJEURE

19.1 Neither party shall be liable for any failure to perform any of its obligations hereunder due to any cause not within its reasonable control, provided that the party so affected notifies the other party of such cause without delay.

20.      NON ASSIGNMENT

20.1 The Distributor shall not assign, nor purport to assign, the benefits or obligations of this Agreement without the prior written consent of the Supplier other than to one or more of its affiliates, provided, however, that this Distribution Agreement and any and all rights hereunder may be transferred upon the sale of all or substantially all of the assets or stock of the Distributor, or in connection with any other direct or indirect change of control of the Distributor. Nothing in this paragraph shall be deemed to prevent the Distributor from distributing through or to any person, including, without limitation, through master distributorship agreements or subdistributorships or through any other method or arrangement currently used by the Distributor or its subsidiaries or otherwise commercially reasonable.

21.      WAIVER

21.1 The failure of any party at any time to enforce any provision of this Agreement, shall not affect its right thereafter to require complete performance by the other party.

22.      SEVERABILITY

22.1 If any provision of this Agreement shall become or be declared illegal, invalid or unenforceable for any reason whatsoever by any court or other competent tribunal or authority in any part of the Territory, such provision shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement and all other clauses or parts thereof contained in the Agreement shall remain in full force and effect.

23.      NOTICES

23.1 All notices to be given hereunder shall be given in writing in the English language and delivered personally, or by recorded delivery or registered post to the parties at the respective addresses of the parties given in this Agreement or any other such address as either party may designate by notice in writing to the other party. All notices shall be deemed to have been served, if by personal delivery on the next working day after delivery and if by recorded delivery or registered post, 2 working days after posting except in the event of any postal or other strike or industrial action affecting postal communications in or between the United Kingdom and/or the Territory (in which case notices shall be given personally or by facsimile or telex transmission).

24.      AMENDMENT

24.1 This Agreement shall supersede all prior agreements and communications between the parties relating to the subject matter hereof and may only be amended in writing, signed by an authorized officer of both parties.

25.      TERMINATION

25.1 This Agreement may not be terminated by the Supplier. This Agreement may be terminated by the Distributor at any time after December 31, 2000, upon 12 months' prior written notice.

26.      LANGUAGE

26.1 This Agreement shall be written in the English Language which shall prevail over any translation hereof.

27.      ENTIRE AGREEMENT

27.1 Each party hereby confirms that this Agreement, including the provisions of the License Agreement to which it refers, sets out the entire agreement and understanding between the parties and that it supersedes all previous agreements, arrangements and understandings between them as to the subject matter hereof.

28.      PROPER LAW

28.1 The construction, performance and validity of this Agreement shall be governed by the law of the State of New York, including the New York Uniform Commercial Code, relating to contracts made and to be performed in that state.

28.2 The Distributor hereby designates, appoints and empowers Simpson Thacher & Bartlett, currently located at 425 Lexington Avenue, New York, New York, Attn. Robert E. Spatt, as its authorized agent, and the Supplier hereby designates, appoints and empowers Rogers & Wells, currently located at 200 Park Avenue, New York, New York 10166, Attn. David W. Bernstein, as its authorized agent, in each case to accept, receive and acknowledge for and on behalf of each respective party, as the case may be, and its property, service of any and all process which may be served in any action, suit or proceeding in the State of New York, which appointment shall be irrevocable until the appointment and acceptance of a successor authorized agent. Each respective party further submits to the personal jurisdiction of any Federal or state court sitting in the State of New York in the United States of America in any such legal action, suit or proceeding and agrees that, to the fullest extent permitted by applicable law, such service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding to the applicable party, as the case may be, in care of such agent at the aforesaid address, and such agent is hereby authorized to accept, receive and acknowledge the same for and on behalf of the applicable party, as the case may be, and to admit service with respect thereto. Upon service of process being made on such agent as aforesaid, a copy of the summons and complaint or other legal process shall be mailed to the applicable party, as the case may be, by registered mail, return receipt requested, at its address specified in or pursuant to Paragraph 23 hereof. In the event that for any reason the agent mentioned above shall not serve as agent to receive service of process in the State of New York in accordance with the provisions of this Paragraph 28.2, the applicable party shall promptly appoint a successor agent satisfactory to the other party and deliver evidence in writing of the successor agent's acceptance of such appointment. To the extent that either party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each respective party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement. Each respective party agrees, to the extent permitted by law, that a final and nonappealable judgment against it in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

IN WITNESS WHEREOF the parties have executed this Agreement by their respective duly authorized officers on the day and year first before written.




                                         UNITED BISCUITS (UK) LIMITED


                                         By:_____________________________
                                            Name:
                                            Title:



                                         SHAFFER, CLARKE & CO. INC.


                                         By:_____________________________
                                            Name:
                                            Title:

                                  SCHEDULE 1

                                   PRODUCTS


See Schedule 3

                                  SCHEDULE 2

                                  TRADE MARKS


Registration                                      Reg. No.

CARR'S                                            310969

CARR'S MINI CROISSANT SNACKS                      1865897

CARR'S TABLE WATER CRACKERS & DESIGN              1425867

CROISSANT CRACKERS                                1358297

HOME WHEAT                                        1841967

HOB-NOBS                                          1681334

ROYAL PORTIONS                                    1807807

TABLE WATER                                       943705

WHEATOLO                                          600104

CARR'S MUESLI COOKIES                             1641423


Applications                                      App. No.

CARR'S TABLE WATER CRACKERS &                     75-012774
DESIGN

THE CROISSANT OF CRACKERS                         74-715569

                                  SCHEDULE 3

                                  PRICE LIST


                                      19